FINANCING AGREEMENT


                  THIS FINANCING AGREEMENT, dated as of March 31, 1997, is by and between RECOVERY ENGINEERING, INC., a Minnesota corporation (the "Borrower"), and FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Lender").

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings:

                  "Accounts": Each and every right to payment of Borrower, whether such right to payment arises out of a sale or lease of goods by Borrower, or other disposition of goods or other property of Borrower, out of a rendering of services by Borrower, out of a loan by Borrower, out of damage to or loss of goods in the possession of a railroad or other carrier or any other bailee, out of overpayment of taxes or other liabilities of Borrower, or which otherwise arises under any contract or agreement, or from any other cause, whether such right to payment now exists or hereafter arises and whether such right to payment is or is not yet earned by performance and howsoever such right to payment may be evidenced, together with all other rights and interest (including all liens and security interests) which Borrower may at any time have by law or agreement against any account debtor (as defined in the Uniform Commercial Code in effect in the State of Minnesota) or other obligor obligated to make any such payment or against any of the property of such account debtor or other obligor; specifically (but without limitation), the term includes all present and future instruments, documents, chattel papers, accounts and contract rights of Borrower.

                  "Accounts Advance":  As defined in Section 2.1(a).

                  "Advance": An Accounts Advance, a Foreign Accounts Advance, a Finished Goods, Inventory Advance, a Raw Material Goods Advance and/or a FAR Advance, as the context may require.

                  "Affiliate": When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, five percent or more of any class of voting stock of the Person referred to (or if the Person referred to is not a corporation, five percent or more of the equity interest), (c) each Person, five percent or more of the voting stock (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person's officers, directors, joint venturers and partners. The term control (including the terms "controlled by" and "under common control with") means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.

                  "Borrowing Base Certificate": As defined in Section 2.2.

                  "Business Day": Any day (other than a Saturday, Sunday or legal holiday in the State of where the Lender is located).


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                  "Closing Date": The date of this Agreement; provided that all the conditions precedent to the making of the initial Advance, as set forth in
Article III, have been, or, on such Closing Date, will be, satisfied. The Borrower shall give the Lender not less than one Business Day's prior notice of the day selected as the Closing Date.

                  "Collateral Assignment of Patents": That Collateral Assignment of Patents to be executed by the Borrower in form and substance satisfactory to the Lender.

                  "Collateral Assignment of Trademarks": That Collateral Assignment of Trademarks to be executed by the Borrower in form and substance satisfactory to the Lender.

                  "Eligible Accounts": Accounts owned by the Borrower which the Lender, in its sole and absolute discretion, deems eligible for Advances, but which, at a minimum, are subject to a first priority perfected security interest in favor of the Lender and not subject to any assignment, claim or Lien other than the Lien in favor of the Lender and other Liens consented to by the Lender in writing, but specifically excluding (a)Accounts which are not earned;
(b)Accounts which (i) are not dated Accounts and are unpaid more than ninety
(90) days after the original invoice date, or (ii) are dated Accounts which are unpaid more than thirty days (30) past the due date, but not more than 120 days past the invoice date; (c)Accounts owed by debtors 10% or more of whose Accounts owed are otherwise ineligible; (d)Accounts representing progress billings, or retainages, or for work covered by any payment or performance bond; (e)Accounts owed by any of the Borrower's Affiliates; (f)Accounts owned by the Borrower and owed by debtors not located in the United States; (g)Accounts as to which any warranty or representation contained in any security agreement or other agreement of the Borrower with or given to the Lender with respect to any such Account is untrue in any material respect; (h)Accounts as to which the account debtor has disputed liability, or made any claim with respect to any other Account due from such account debtor to the Borrower; (i)Accounts subject to setoff; (j)Accounts as to which the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code, assigned any assets for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code has been filed against the account debtor, or if the account debtor has failed, suspended business, become insolvent, or has had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; (k)Accounts owed by any government or government agency, unless with respect to such Accounts Borrower has fully complied with the Assignment of Claims Act; (l)Accounts evidenced by a promissory note or other instrument; and (m)Accounts as to which the Lender believes that collection of any such Account is insecure or that any such Account may not be paid by reason of the account debtor's financial inability to pay.

                  "Eligible Foreign Accounts": Accounts owned by the Borrower and owed by debtors not located in the United States which the Lender, in its sole and absolute discretion, deems eligible for Advances, but which, at a minimum, are subject to a first priority perfected security interest in favor of the Lender and not subject to any assignment, claim or Lien other than the Lien in favor of the Lender and other Liens consented to by the Lender in writing, but specifically excluding (a)Accounts which are not earned; (b)Accounts which
(i) are not dated Accounts and unpaid more than ninety (90) days after the original invoice date or (ii) are dated Accounts which are unpaid more than thirty days (30) past the due date, but not more than 120 days past the invoice date; (c)Accounts owed by debtors 10% or more of whose Accounts owed are otherwise ineligible; (d)Accounts representing progress billings, or retainages, or for work covered by any payment or performance bond; (e)Accounts owed by any of the Borrower's Affiliates; (f)Accounts as to which any warranty or representation contained in any security agreement or other agreement of the Borrower with or given to the Lender with respect to any such Account is untrue in any material respect; (g)Accounts as to which the account debtor has disputed liability, or made any


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claim with respect to any other Account due from such account debtor to the
Borrower; (h)Accounts subject to setoff; (i)Accounts as to which the account debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code, assigned any assets for the benefit of creditors, or if any petition or other application for relief under the Bankruptcy Code has been filed against the account debtor, or if the account debtor has failed, suspended business, become insolvent, or has had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; (j)Accounts owed by any government or government agency; (k)Accounts evidenced by a promissory note or other instrument; and (l)Accounts as to which the Lender believes that collection of any such Account is insecure or that any such Account may not be paid by reason of the account debtor's financial inability to pay.

                  "Eligible Inventory": Inventory of the Borrower which the Lender, in its sole and absolute discretion, deems eligible for Advances, but which meets the following minimum requirements: (a) it is owned by the Borrower, is subject to a first priority perfected security interest in favor of the Lender, and is not subject to any assignment, claim or Lien other than (i)a Lien in favor of the Lender and (ii)Liens consented to by the Lender in writing; (b) it consists of raw materials or finished product (not including work in process and supplies); (c) if held for sale or lease or furnishing under contracts of service, it is (except as the Lender may otherwise consent in writing) new and unused; (d) except as the Lender may otherwise consent, it is not stored with a bailee, warehouseman or similar party; if so stored with the Lender's consent, such bailee, warehouseman or similar party has issued and delivered to the Lender, in form and substance acceptable to the Lender, such documents and agreements as the Lender may require, including, without limitation, warehouse receipts therefor in the Lender's name; (e) the Lender has determined, in its sole and absolute discretion, that it is not unacceptable due to age, type, category, quality and/or quantity; (f) it is not held by the Borrower on consignment and is not subject to any other repurchase or return agreement; (g) it is not held by a customer of the Borrower or any other Person on consignment;
(h) it complies with all standards imposed by any governmental agency having regulatory authority over such goods and/or their use, manufacture or sale; and
(i) the warranties, representations and covenants contained in any security agreement or other agreement of the Borrower with or given to the Lender relating directly or indirectly to the Borrower's Inventory are applicable to it without material exception.

                  "FAR Advance": As defined in Section 2.1 (e).

                  "Finished Goods Inventory Advance": As defined in Section 2.1(c).

                  "Foreign Accounts Advance": As defined in Section 2.1(b).

                  "GAAP": Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

                  "Inventory": Any and all of the Borrower's goods, including, without limitation, goods in transit, wherever located which are or may at any time be leased by the Borrower to a lessee, held for sale or lease, furnished under any contract of service or held as raw materials, work in process, or supplies or materials used or consumed in the Borrower's business, or which are held for use in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, and


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all goods, the sale or other disposition of which has given rise to a Account, which are returned to and/or repossessed and/or stopped in transit by the Borrower or the Lender, or at any time hereafter in the possession or under the control of the Borrower or the Lender, or any agent or bailee of either thereof, and all documents of title or other documents representing the same.

                  "Landlord's Waiver": That Waiver to be executed by Ryan Companies, US, Inc. in form and substance satisfactory to the Lender.

                  "Loan Documents": This Agreement, the Security Agreement, the Collateral Assignment of Patents, the Collateral Assignment of Trademarks, the Subordination Agreement, the Warrant Agreement and any documents described in
Section 3.1(a).

                  "Lien": With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

                  "Person": Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

                  "Raw Material Inventory Advance": As defined in Section
2.1(d).

                  "Reference Rate": The rate of interest from time to time publicly announced by First Bank National Association as its "reference rate"; First Bank National Association may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate hereunder which is based on the Reference Rate, such interest rate shall change as and when the Reference Rate changes.

                  "Security Agreement": That Security Agreement to be executed by the Borrower in form and substance satisfactory to the Lender.

                  "Warrant Agreement": That Warrant Agreement between Borrower and Lender granting Lender the rights to certain shares of the Borrower as set forth therein by granting warrants of its common stock as set forth in Section
2.7 hereof.

                  Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

                  Section 1.3 Other Definitional Terms,Terms of Construction. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and the like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". Unless the context in which used herein otherwise clearly requires, "or" has the inclusive meaning represented by the phrase "and/or". All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all


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necessary definitions and related provisions from such other agreements. All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement are irrevocably paid in full.

                                   ARTICLE II

                                TERMS OF LENDING

                  Section 2.1 The Advances. On the terms and subject to the conditions hereof, at the Borrower's request, the Lender, in its absolute and sole discretion and without any commitment to do so, may make the following Advances available to the Borrower:

                  2.1(a) up to sixty-five percent (65%) of the net amount of Eligible Accounts which are listed in the Borrower's most current Borrowing Base Certificate and which are deemed eligible for advances by the Lender, or such greater or lesser percentage at the Lender's sole and absolute discretion, not to exceed a maximum amount of $10,000,000 (the "Accounts Advances");

                  2.1(b) up to fifty percent (50%) of the net amount of Eligible Foreign Accounts which are listed in the Borrower's most current Borrowing Base Certificate and which are deemed eligible for advances by the Lender, or such greater or lesser percentage at the Lender's sole and absolute discretion, not to exceed a maximum amount of $500,000 (the "Foreign Accounts Advances");

                  2.1(c) up to forty percent (40%) of the net amount of Eligible Inventory that consists of finished goods which is listed in the Borrower's most current Borrowing Base Certificate and which is deemed eligible for advances by the Lender, or such greater or lesser percentage at the Lender's sole and absolute discretion, not to exceed a maximum amount of $800,000 (the "Finished Goods Inventory Advances");

                  2.1(d) up to twenty percent (20%) of the net amount of Eligible Inventory that consists of raw materials, which is listed in Borrower's most current Borrowing Base Certificate and which is deemed eligible for advance by the Lender, or any greater or lesser percentage at the Lender's absolute and sole discretion, not to exceed a maximum amount of $600,000 (the "Raw Materials Inventory Advances").

Notwithstanding the preceding clauses 2.1(a), 2.1(b), 2.1(c) and 2.1(d), the maximum aggregate amount advanced against all Eligible Accounts, Eligible Foreign Accounts and Eligible Inventory from time to time shall not exceed $10,000,000.

                  2.1(e) from the date of this Agreement through September 30, 1998, up to a maximum amount of $4,000,000 for the purposes of financing or recapturing outstanding capital expenditures and capital expenditures proposed in the Borrower's 1997 or 1998 fiscal years, and for other working capital expenditures (the "FAR Advances").

Notwithstanding anything to the contrary in this Agreement, in the event Lender, in its absolute and sole discretion determines that the Advances to the Borrower exceed the lesser of the percentages or such maximum amount as the Lender may in its sole discretion determine to make as Advances set forth in the preceding clauses 2.1(a), 2.1(b), 2.1(c) and 2.1(d), Lender may demand and require Borrower to immediately repay the Advances in such amount to bring the amount of outstanding Advances within the



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lesser of the percentages set forth in the preceding clauses 2.1(a), 2.1(b),
2.1(c), and 2.1 (d) or said maximum amount determined by the Lender.

Loans for additional sums requested by the Borrower may be made at the Lender's sole discretion based upon the Lender's valuation of the Borrower's collateral or other factors. The Lender's security interest in all such collateral, and any other collateral rights, interests and properties which may now or hereafter be available to the Lender, shall secure and may be applied to the payment of any and all Advances and other indebtedness secured by the Lender's security interest, in any order or manner of application and without regard to the method by which the Lender determines to make Advances hereunder.

                  Section 2.2 Procedure for Advances; Wire Transfer Fees. Any request by the Borrower for an Advance shall be in writing and must be given so as to be received by the Lender not later than 11:00 a.m. Central time on the requested Advance date, or such later time as may be acceptable to the Lender in its sole discretion. Each request for an Advance shall be irrevocable and shall be deemed a representation by the Borrower that on the requested Advance date and after giving effect to such Advance the applicable conditions specified in
Article III have been and will continue to be satisfied and the representations and warranties set forth in Article IV will continue to be true. Each request for an Advance shall specify the requested Advance date (which must be a Business Day) and the amount of such Advance. Each request for an Advance shall be accompanied by a Borrowing Base Certificate in form and substance satisfactory to the Lender (the "Borrowing Base Certificate"). If the Lender determines, in its absolute and sole discretion, to make the requested Advance, the Lender will wire transfer to the Borrower's Account on the requested Advance date the amount of the requested Advance. The Borrower will pay to the Lender a wire transfer fee of $15 per wire transfer of any Advance to the Borrower's account.

                  Section 2.3 Interest Rates and Interest Payments. Interest shall accrue (a) on the unpaid balance of the Accounts Advances, the Foreign Account Advances, the Finished Goods Inventory Advances and the Raw Material Inventory Advances at a floating rate per annum equal to the sum of the Reference Rate plus 1.25%, and (b) on the unpaid balance on the FAR Advances at a floating rate per annum equal to the sum of the Reference Rate plus 2.5% (the "Applicable Rate"). All interest shall be due and payable monthly in arrears on the last day of each calendar month. Upon the occurrence and during the continuance of an Event of Default as defined in the Security Agreement, the unpaid balance of the Advances shall thereafter bear interest at a floating rate equal to the sum of (a) the Applicable Rate, plus (b) 2% and shall be due and payable on demand.

                  Section 2.4  Repayment and Prepayment.

                  UPON THE EARLIER OF TERMINATION OF THIS AGREEMENT PURSUANT TO
ARTICLE VII OR ON DEMAND IN ACCORDANCE WITH THE TERMS SET FORTH IN SECTION 21(A) OF THE SECURITY AGREEMENT ALL ADVANCES SHALL BE DUE AND PAYABLE, provided that, if this Agreement is not sooner terminated or if demand for payment of the FAR Advances is not sooner made, the outstanding amount of the FAR Advances as of September 30, 1998 shall be reduced in full in forty-two (42) equal monthly installments, commencing on October1, 1998 and continuing on the first day of each month thereafter until such time that the FAR Advances are paid in full.

                  Section 2.5 Computation. Interest on the Advances shall be computed on the basis of actual days elapsed and a year of 360 days.



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                  Section 2.6 Annual Fee. The Borrower shall pay to the Lender an annual fee of $25,000 (the "Annual Fee"). The Annual Fee shall be payable in advance on the Closing Date and on each anniversary of the date of this Agreement.

                  Section 2.7 Structuring Fee. On the Closing Date, Borrower shall grant to the Lender, pursuant to the Warrant Agreement, warrants for 80,000 shares of Borrower's common stock with a strike price of $7.00 per share.

                                   ARTICLE III

                              CONDITIONS PRECEDENT

                  Section 3.1 Conditions Precedent. No Advances shall be made hereunder except upon the prior or simultaneous fulfillment of each of the following conditions:


                                    3.1(a) Documents. The Lender shall have
                  received the following:

                                    (i) This Agreement executed by a duly
                  authorized officer (or officers) of the Borrower and dated the Closing Date.

                                    (ii) A copy of the corporate resolutions of
                  the Borrower authorizing the execution, delivery and performance of this Agreement and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute this Agreement, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                                    (iii) A copy of the Articles of
                  Incorporation of the Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of its incorporation as of a recent date acceptable to Lender and its counsel.

                                    (iv) A certificate of good standing for the
                  Borrower in the jurisdiction of its incorporation, certified by the appropriate governmental officials as of a recent date acceptable to Lender and its counsel.

                                    (v) A copy of the bylaws of the Borrower,
                  certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower.

                                    (vi) The Security Agreement, duly executed
                  by the Borrower.

                                    (vii) An initial Borrowing Base Certificate
                  in form and substance satisfactory to Lender.

                                    (viii) Evidence of insurance required to be
                  maintained under Section 5.3, naming the Lender as loss payee in form and substance satisfactory to the Lender.

                                    (ix) The opinion of counsel to the Borrower
                  covering such matters as the Lender may request.


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                                    (x) An executed UCC-3 statement of
                  amendment, amending the Borrower's address.

                                    (xi) The Landlord's Waiver, duly executed by
                  Ryan Companies, US, Inc.

                                    (xii) The Collateral Assignment of Patents
                  duly executed by Borrower.

                                    (xiii) The Collateral Assignment of
                  Trademarks duly executed by Borrower.

                                    (xiv) The Warrant Agreement duly executed by
                  Borrower.

                                    (xv) The Securities Purchase Agreement dated
                  July 19, 1996 (the "Securities Purchase Agreement") between Borrower and G S Capital Partners II, L.P., and its affiliates and all amendments to the Securities Purchase Agreement.

                                    (xvi) Written consent by GS Capital Partners
                  II, L.P., and its affiliates to Borrower entering into and performing its obligations under the Loan Documents.

                  3.1(b) Other Matters. All organizational and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper Borrower or governmental authorities.

                  3.1(c) Fees and Expenses. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.

                  3.1(d) Perfection. The Security Agreement and/or any and all financing statements with respect thereto shall have been appropriately filed to the satisfaction of the Lender; the Lender shall have received UCC searches and/or other Lien searches satisfactory to the Lender; and the priority and perfection of the Lien created thereby shall have been established to the satisfaction of the Lender.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  The Borrower represents and warrants to the Lender:

                  Section 4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder and thereunder. This Agreement has been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrower. The execution and delivery of this Agreement will not violate the Borrower's Articles of Incorporation or bylaws or any law applicable to the


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Borrower. No governmental consent or exemption is required in connection with the Borrower's execution and delivery of this Agreement.

                  Section 4.2 Financial Statements and No Material Adverse Change. The Borrower's audited financial statements as at December 31, 1996 and its unaudited financial statements as at January 31, 1997, as heretofore furnished to the Lender, have been prepared in accordance with GAAP. The Borrower has no material obligation or liability not disclosed in such financial statements, and there has been no material adverse change in the condition of the Borrower since the dates of such financial statements.

                  Section 4.3 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if determined adversely to the Borrower, would have, a material adverse effect on the condition of the Borrower except as disclosed to the Lender in writing on Schedule 4.3 attached hereto. The Borrower is not in violation of any law or regulation (including environmental laws and regulations and laws relating to employee benefit plans) where such violation could reasonably be expected to impose a material liability on the Borrower.

                  Section 4.4 Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).

                  Section 4.5 Subsidiaries. The Borrower has no subsidiaries other than Recovery Engineering, Ltd.

                  Section 4.6 Use of Proceeds. The Proceeds of all Advances will be used solely for Borrowers working capital and for the purposes specified herein. None of such proceeds will be used for the purpose of purchasing or carrying any Margin Stock within the meaning of the applicable provisions of Regulation G,T, U or X or for the purpose of reducing or retiring and indebtedness which was originally incurred to purchase or carry a Margin Stock or for any other purpose which might construe this transaction to be a "purpose credit" within the meaning of the applicable provisions of Regulation G, T, U or
X. Borrower will not take any action which might cause any violation of the applicable provisions of Regulation G, T, U or X or any other regulation of the Board of Governors of the Federal Reserve System.

                  Section 4.7 Patents, etc. The Borrower has obtained and is the owner of all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights free from burdensome restrictions, that are necessary for the operation and conduct of its business.

                  Section 4.8 No Default; Necessary Consents. Borrower is not in default under the Securities Purchase Agreement, as amended. Borrower has obtained all necessary consents required under the Securities Purchase Agreement, as amended, to enter into and perform its obligations under the Loan Documents.

                                    ARTICLE V


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                              AFFIRMATIVE COVENANTS

                  Until this Agreement shall have expired or been terminated and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

                  Section 5.1 Financial Statements and Reports. The Borrower will furnish to the Lender:

                  5.1(a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, financial statements of the Borrower consisting of at least statements of income, cash flow and changes in stockholders' equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Ernst & Young LLP or other independent certified public accountants selected by the Borrower and acceptable to the Lender.

                  5.1(b) As soon as available and in any event within 30 days after the end of each fiscal month, unaudited financial statements for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, substantially similar to the annual audited statements (except for footnote disclosure).

                  5.1(c) Concurrently with each request for an Advance, and in any event not less than weekly, a Borrowing Base Certificate.

                  5.1(d) As soon as practicable and in any event within fifteen days of the end of each month, (i) a listing of all accounts, together with an aging of all accounts and a reconciliation of such accounts against the listing submitted pursuant hereto for the immediately preceding month, (ii) a list of all inventory, setting forth the fair market value and cost of such inventory and all sales, returns and allowances and miscellaneous charges, and (iii) a listing of all accounts payable, together with an aging of all accounts payable all in form and substance satisfactory to the Lender.

                  5.1(e) Within five days after the due date, proof of payment or deposit, when due, of all withholding and F.I.C.A. taxes owing by the Borrower from time to time, in form and substance satisfactory to the Lender by a payroll service satisfactory to the Lender and whose services the Borrower shall at all times retain.

                  5.1(f) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.

                  Section 5.2 Corporate Existence. The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.

                  Section 5.3 Insurance. The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated, including without limitation such insurance as may be required under the Security Agreement.

                  Section 5.4 Payment of Taxes and Claims. The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property.

                  Section 5.5 Inspection. The Borrower will permit any Person designated by the Lender to visit and inspect any of the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate. The Borrower shall also allow the Lender and its agents to conduct periodic collateral audits of the Borrower's assets at such intervals as the Lender may choose, and the Borrower shall pay to Lender a fee in the amount of $750 per day for each collateral audit, plus out-of-pocket costs and expenses incurred in connection with such collateral audits, provided that so long as no Event of Default (as that term is defined in the Security Agreement) has occurred under the Security Agreement and is continuing, the Borrower shall not be required to pay for more than three (3) collateral audits in any calendar year.

                  Section 5.6 Maintenance of Properties. The Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                  Section 5.7 Books and Records. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

                  Section 5.8 Compliance. The Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.

                  Section 5.9 Notice of Litigation. The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding materially affecting the Borrower, which shall include the commencement of any action, suit or proceeding seeking an amount equal to or in excess of the amount provided for in Section 20(h) of the Security Agreement and/or affecting the Lender's rights to the Collateral.

                  Section 5.10 Plans. The Borrower will maintain any employee benefit plans in compliance with all material requirements of applicable laws and regulations.

                  Section 5.11  Special Agreements Regarding Accounts.

                  5.11 (a) Collection of Accounts and all other amounts due to the Borrower shall be subject to the provisions of paragraphs 5 and 6 of the Security Agreement concerning the Lockbox and Collateral Account (as those terms are defined in the Security Agreement). The Borrower shall provide to the Lender a daily collection report of all Accounts collected. All collections received in the Collateral Account and reported to the Lender before 8:00 a.m. (Central time) on any Business Day that is a Monday through Thursday, or before 2:00 p.m. (Central time) on any Business Day that is a Friday, shall be applied to the payment of the Advances (in such order of application as the Lender may determine) on the day so received, or otherwise on the next business day; PROVIDED HOWEVER, that for purposes of determining the interest due and payable on the unpaid balance of the Advances under Section 2.3, all collections received in the Collateral Account shall be applied to the unpaid balance of the Advances when such collections become finally collected funds after allowing not less than two (2) Business Days for collection. At Lender's request, the Borrower will deliver all customer billing statements to the Lender for examination and for mailing in the Borrower's stamped and addressed envelopes.

                  5.11(b) Subject to the rights granted to the Lender in paragraph 5 of the Security Agreement, all ledger sheets or cards, invoices, shipping records, correspondence, and other writings relating to accounts shall, until delivered to the Lender or removed by the Lender from the Borrower's premises, be kept on the Borrower's premises without cost to the Lender in appropriate containers in safe places.

                  5.11(c) Upon the Lender's demand for payment, pursuant to
Section 21 of the Security Agreement, the Lender may remove from the Borrower's premises all books and records, correspondence, documents and files relating to accounts; and the Lender may without cost or expense to the Lender use such of the Borrower's personnel, supplies, space and equipment at the Borrower's place of business as the Lender may desire for the handling of collections. The Borrower will pay any and all out of pocket expenses and cost of collection (including reasonable attorney fees) incurred by the Lender in the Lender's handling of or effort to enforce collections.

                  5.11(d) The Borrower warrants that, except as may be disclosed in the lists of Accounts furnished to the Lender: each customer billing statement correctly states the subject matter and terms of sale; the merchandise conforms thereto and is in all respects acceptable to the customer; the date of the billing statement is not prior to the date of shipment; the Account is not subject to any dispute, defense, offset or counterclaim; the account debtor is not a subsidiary or affiliated company; and the Borrower has no reason to believe the Account will not be paid in the regular course of business. The Borrower will notify the Lender promptly of any event, circumstance or communication with respect to any Account that is inconsistent with the foregoing representation.

                  5.11(e) The Borrower will provide to Lender promptly upon the sending or filing thereto, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower to its security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower with any securities exchange or with the Securities Exchange Commission or any Tribunal ( other than reports of a routine or ministerial nature which are not material), and (c) all press releases and other statements made available generally by the Borrower to the public concerning material developments in the business of the Borrower.

                  Section 5.12 Providing Information. The Borrower will provide to Lender, promptly, all notices sent or received related to the Securities Purchase Agreement, as amended. The Borrower will also provide to Lender within five days after the due date, proof of payment of required payments under the Securities Purchase Agreement, as amended.

                                   ARTICLE VI

                               NEGATIVE COVENANTS

                  Until this Agreement shall have expired or been terminated and all of the Borrower's other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:

                  Section 6.1 Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

                  Section 6.2 Sale of Assets. The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales and leases of inventory in the ordinary course of business.

                  Section 6.3 Dividends. The Borrower will not pay any dividends or otherwise make any distributions on, or redemptions of, any of its outstanding stock.

                  Section 6.4 Investments. The Borrower will not make any loans, advances or extensions of credit to any other Person (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms) or purchase or acquire any stock or other debt or equity securities of or any interest in any other Person or any integral part of any business or the assets comprising such business or part thereof, except for:

                  6.4(a) Investments in readily marketable direct obligations issued or unconditionally guaranteed by the United States government or any agency thereof and supported by the full faith and credit of the United States.

                  6.4(b) Certificates of deposit or bankers' acceptances issued by any commercial Bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Lender.

                  6.4(c) Commercial paper given the highest rating by a nationally recognized rating service.

                  6.4(d) Repurchase agreements relating to securities of the kind described in Section 6.4 (a).

                  6.4(e) Other readily marketable investments in debt securities which are reasonably acceptable to the Lender.

                  6.4(f) Travel advances to officers and employees in the ordinary course of business.

                  6.4(g) Extensions of credit arising from stock options held by Brian Sullivan that are exercised by delivery to the Borrower of one or more promissory notes.

Any investments under clauses (a), (b), (c) or (d) above must mature within one year of the acquisition thereof by the Borrower.

                  Section 6.5 Indebtedness. The Borrower will not borrow any money or issue any bonds, debentures or other debt securities or otherwise become obligated on any interest-bearing indebtedness except for the Advances under this Agreement and except for existing indebtedness as disclosed on the most recent financial statement of the Borrower referred to in Section 4.1.

                  Section 6.6 Liens. The Borrower will not create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements except:

                  6.6(a) Liens granted to the Lender.

                  6.6(b) Liens existing on the date of this Agreement and disclosed in those UCC or other Lien searches referred to in Section 3.1(d).

                  6.6(c) Deposits or pledges to secure payment of workers' compensation, unemployment insurance, old age pensions or other social security obligations arising in the ordinary course of business of the Borrower.

                  6.6(d) Liens for taxes, fees, assessments and governmental charges not delinquent.

                  6.6(e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due.

                  6.6(f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.

                  6.6(g) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord's Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.

                  Section 6.7 Contingent Obligations. The Borrower will not guarantee or otherwise become liable on the indebtedness of any other Person.

                                   ARTICLE VII

                                   TERMINATION

                  This Agreement shall continue in effect until terminated upon not less than 30 days' prior written notice delivered by manual delivery or certified mail by either party to the other. Termination shall not impair or affect the Lender's rights existing as of the time of termination.

                  In the event that the Borrower gives notice to the Lender of the termination of this Agreement under Section VII hereof at any time prior to the third anniversary of the date of this Agreement, the Borrower will pay to the Lender at the time of such termination a prepayment charge, as additional compensation for the Lender's costs of entering into this Agreement, in the amount of (i) $420,000 if the effective date of termination occurs prior to the first anniversary of the date of this Agreement; (ii) $280,000 if the effective date of termination occurs after the first anniversary, but prior to the second anniversary, of the date of this Agreement; and (iii)$140,000 if the effective date of termination occurs after the second anniversary, but before the third anniversary, of the date of this Agreement, unless the outstanding amount of the obligations hereunder are refinanced in full by an affiliate of First Bank System or if termination occurs due to an offering of Borrower's common stock or through a private placement of Borrower's common stock through an investment banker. Borrower may prepay the FAR Advances at any time without effecting a termination, provided, that, amounts prepaid on the FAR Advances after September 30, 1998 may not be reborrowed.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  Section 8.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modifications, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

                  Section 8.2 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Lender) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement. The obligations of the Borrower under this Section shall survive any termination of this Agreement. If the Borrower elects, the Borrower may treat the amount of any such costs or expenses as an Advance hereunder.

                  Section 8.3 Waivers, etc. No failure on the part of the Lender to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.

                  Section 8.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.

                  Section 8.5 Successors and Assigns; Disposition of Loans. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Advances to banks or other financial institutions. The Lender may disclose any information regarding the Borrower in the Lender's possession to any prospective buyer or participant.

                  Section 8.6 Offset. The Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrower to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender. The Borrower further agrees that any bank participating with the Lender in Advances hereunder may exercise any and all rights of setoff with respect to such participation as fully as if such participant had lent directly to the Borrower the amount of such participation.

                  SECTION 8.7 GOVERNING LAW AND CONSTRUCTION. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

                  SECTION 8.8 CONSENT TO JURISDICTION. AT THE OPTION OF THE LENDER, THIS AGREEMENT MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY, MINNESOTA; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.

                  SECTION 8.9 WAIVER OF JURY TRIAL. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ADVANCES AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

                  Section 8.10 Indemnification. The Borrower hereby agrees to defend, protect, indemnify and hold harmless the Lender and its affiliates and the directors, officers, employees, attorneys and agents of the Lender and its affiliates (each of the foregoing being an "Indemnitee" and all of the foregoing being collectively the "Indemnitees") from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise: (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Lender by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise; provided, however, that the Borrower shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee's negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.

                  Section 8.11 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

                  Section 8.12 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.

                  Section 8.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                               RECOVERY ENGINEERING, INC.,

                                               By   /s/Charles F. Karpinske
                                               Print Name   Charles F. Karpinske
                                               Title   VP/CFO
Borrower's Address:
2229 Edgewood Avenue South
Minneapolis, MN  55426

until April 7, 1997, and address for
Borrower after April 7, 1997:

9300 North 75th Avenue
Brooklyn Park, MN 55428


                                               FIRST BANK NATIONAL ASSOCIATION

                                               By   /s/ Richard L. Ogle
                                               Print Name   Richard L. Ogle
                                               Title   Officer
Lender's Address:
2338 Central Avenue N.E.
Minneapolis, Minnesota 55418